Exhibit 10.1

June 24, 2015

William Patrick Ryan
712 Main Street
Concord, MA 01742

Dear Patrick:

The purpose of this letter agreement (the “Agreement”) is to set forth the terms of your separation from Insulet Corporation (“Insulet” or the “Company”).1

The Transition Benefits described below are contingent on your agreement to and compliance with the terms of this Agreement, including your signing and not revoking of this Agreement. This Agreement will become effective and enforceable on the eighth (8th) day after you sign it, provided it is not revoked before that time (the “Effective Date”).

1.    Transition Role. Effective June 29, 2015, you will no longer hold the position of Chief Operating Officer and any of the Company’s subsidiaries or entities affiliated with the Company. Absent earlier termination, your employment shall end on July 10, 2015. The last date of your employment shall be deemed to be the “Separation Date”. Also effective June 29, 2015 and continuing until July 10, 2015 (the “Transitional Employment Period”), you shall remain employed by the Company in a “Transition Role”. You shall at all times, including during the Transitional Employment Period, act in a professional manner in any communications with the Company. Both before and during the Transition Employment Period, you shall act in a positive and constructive manner, perform any assigned tasks, and otherwise assist Insulet in the transition of work in connection with any of the duties you have performed at Insulet, or otherwise perform any specific project assigned to you by Insulet. Your employment status as an at-will employee shall remain at all times, including during the Transition Employment Period.

During the Transitional Employment Period, you shall receive the following Transition Pay and Benefits: (i) continuation of your base bi-weekly salary, subject to all ordinary payroll taxes and withholdings, in accordance with Insulet’s payroll policies and procedures; and (ii) continuation of your participation in Insulet’s employee benefits programs and employee insurance benefits programs, but only to the extent that you currently participate in such programs and remain eligible under any applicable plan document(s). You also shall continue to vest in any outstanding stock options or restricted stock units previously granted to you by the Company will continue on account of your employment during through the Separation Date.

You specifically acknowledge that offer and continuation of your employment during the Transitional Employment Period is being provided as part of the separation of your employment and is in consideration of your agreements, including the release of claims set forth in Section 8 included in this Agreement, and that nothing herein alters your status as an employee at will during the Transition Employment Period. Notwithstanding the foregoing, the Company only will terminate your employment prior to the Separation Date if you materially breach your obligations to the Company.

2.     Termination Benefits. Provided you enter into, do not revoke, and comply with this Agreement, and in exchange for the mutual covenants set forth in this Agreement, and provided further that you sign the affirmation of this Agreement and the Release of Claims set forth in Section 8 below in the form attached hereto as Exhibit A, the Company will provide the following Termination Benefits:

(i)    Continuation of your base bi-weekly salary of Fifteen Thousand Three Hundred Eighty Four Dollars and Sixty Two Cents ($15,384.62) for twelve (12) months (for a total gross payment of $400,000.12), less applicable tax deductions and withholdings, and any other authorized deductions (“Severance Pay”). Such amounts shall be paid in substantially equal installments in accordance with the Company’s regular payroll practice beginning on the first payroll date that occurs after the Separation Date. As used herein, Severance Period means the period from July 11, 2015 to July 15, 2016.

1 Except for the obligations set forth in Sections 2 and 3 of this Agreement which shall solely be the obligations of Insulet Corporation, whenever the terms “Insulet” or “the Company” are otherwise used in this Agreement, they shall be deemed to include Insulet Corporation and any related entities (including, without limitation, any divisions, affiliates, parents or subsidiaries of Insulet Corporation), and its and their respective current and former officers, directors, employees, agents, successors and assigns.

(ii)     Upon your making a timely COBRA election, and provided that you timely pay your regular employee contribution toward your medical and dental insurance premiums as required by the Company or its COBRA administrator, the Company will pay the standard employer portion of your medical and dental insurance premiums until the earlier of (a) the last day of the Severance Period, (b) the date you become eligible for health insurance through another employer, or (c) the date you otherwise become ineligible for COBRA. The Company’s obligations under this subsection are contingent on you making a timely COBRA election. Additionally, the Company shall only be required to continue and contribute to your medical and dental insurance under this subsection to the same extent that such insurance is provided to persons employed by the Company. After the expiration of the Severance Period, you will have the right to continue your medical and dental insurance solely at your own cost pursuant to the provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985 (COBRA) to the extent you and your qualified beneficiaries remain eligible. The “qualifying event” under COBRA shall be the Separation Date.

(iii)     The Company shall pay you Bonus Payments of (a) Two Hundred Forty Thousand Dollars ($240,000.00), which amount is equal to your 2015 annual bonus target, and (b) One Hundred Thirty Three Thousand Six Hundred Eighty Dollars ($133,680.00), which amount reflects a pro-rata 2015 bonus. Such Bonus Payments shall be made in 24 equal installments over the 12-month Severance Period commencing with the first payroll period following the Separation Date, and shall be subject to deductions for state and federal income and welfare taxes and any other mandatory deductions under applicable laws.

(iv) Reimbursement of up to a maximum of Fifteen Thousand Dollars ($15,000) for documented expenses incurred for professional outplacement services.

3.    2014 Bonus. You acknowledge that you have been paid a 2014 bonus in the gross amount of Two Hundred Twenty Five Thousand Dollars ($225,000.00), less state and federal employment related taxes, and such amount represents the full amount of bonus due to you.

4.    Stock Options. You will be entitled to exercise only those stock options granted under the Insulet Corporation 2007 Stock Option Incentive Plan (“Equity Plan”), and any amendments thereto, that are vested through the Separation Date, and only in accordance with the terms and conditions of the applicable plan(s), and any amendments thereto, including (without limitation) those provisions regarding the time in which you have to exercise vested options. Except for those vested options, you acknowledge and agree that you do not now have, and will not in the future have, rights to vest in any other equity plans (of whatever name or kind, including, without limitation, any stock option plan) that you participated in or were eligible to participate in during your employment with Insulet.

5.	Other Acknowledgements. You acknowledge and agree:

(i)     That your entitlement to the Termination Benefits is subject to and conditioned upon your execution, non-revocation and compliance with this Agreement.

(ii)     That the Termination Benefits are equal to the Termination Benefits set forth in this Agreement equal or exceed those termination benefits set forth in the Insulet Corporation Amended and Restated Executive Severance Plan (“the ESP”) (attached hereto as Exhibit B), and that this Separation Agreement and the covenants set forth herein (including the release of claims set forth in Section 8) are a condition precedent to your receiving the Termination Benefits.

(iii)     That except for your covenants set forth in Section 5 of the ESP, and the provisions set forth in Sections 4, 7, 8, 9 and 11 of the ESP, all of which are incorporated by reference, this Agreement supersedes the ESP, and any other rights and obligations contained in the ESP are hereby extinguished, and you specifically acknowledge that you have no further entitlement to any severance pay or any other economic benefits under the ESP.

(iv)     Subject to Section 10(vii), the Termination Benefits shall confer no benefit on anyone other than the parties hereto.

(v) That except for (a) the specific financial consideration set forth in this Agreement, (b) earned but unpaid regular wages earned through the Separation Date, and (c) accrued but unused vacation (which shall be paid to you in accordance with applicable law), you are not now and shall not in the future be entitled to any other compensation or benefit including, without limitation, other wages, commissions, bonuses, incentives, vacation pay, holiday pay, stock options or other equity, or any other form of compensation or benefit.

6.    Confidentiality and Other Obligations. You expressly acknowledge and agree to the following:
(i)     That the provisions of Section 5 of the ESP are hereby incorporated herein by reference.

(ii)     That you will promptly return to the Company all the Company documents, electronic, hardcopy otherwise (and any copies) and other Company property, on or before the Separation or promptly upon an earlier request by the Company.

(iii) That you will abide by the terms of the Employee Inventions, Nondisclosure, Non-Solicitation, Non-Servicing and Non Non-Competition Agreement attached hereto as Exhibit C, the terms of which are hereby incorporated into this Agreement by reference, and that you otherwise will keep all confidential information and trade secrets of the Company confidential; however, to the extent that the provisions of Section 5 of the ESP impose obligations on you in excess of those set forth in Exhibit C, the provisions of the ESP shall prevail.

(iv) That you also will abide by any and all common law and/or statutory obligations relating to protection and non-disclosure of the Company’s trade secrets and/or confidential and proprietary documents and information.

(v) That all information relating in any way to this Agreement, including the terms and amount of financial consideration provided for in this Agreement, shall be held confidential by you and shall not be publicized or disclosed to any person or entity (other than an immediate family member, legal counsel, or financial advisor, provided that any such individual to whom disclosure is made agrees to be bound by these confidentiality obligations), except as otherwise mandated by law.

(vi) During your employment and after the termination of your employment you agree not to make or cause to be made, directly or indirectly, any statement to any person disparaging the Company or any of its stockholders, directors, officers or employees or commenting unfavorable or falsely on the character, business judgment, services, products, business practices or business reputation of the Company or any of its stockholder, directors, officers or employees.

(vii) That you have disclosed in writing to the Company (and specifically its General Counsel) any conduct or planned conduct by the Company that you believe would violate any legal obligation, statutory or regulatory, and except for such disclosure, you are not aware of any conduct or planned conduct that would violate any legal obligation, statutory or regulatory.

(viii) To the extent that any of your obligations under Sections 4 and 5 of the Executive Severance Plan exceed those set forth in Exhibit C, then the provisions of the Executive Severance Plan shall prevail.

(ix) If you breach any covenant in this Section 6 or your obligations set forth in Section 5 of the ESP, such breach shall relieve the Company of any further obligations under this Agreement and, in addition to any other legal or equitable remedy available to the Company, shall entitle the Company to end your employment if you are still employed, and/or to stop providing and/or recover any Termination Benefits payable or paid to you (or on your behalf) pursuant to Section 2 of this Agreement.

7.     Cooperation. During the Severance Period, you will make yourself available to Insulet, upon reasonable notice, either by telephone or, if Insulet believes necessary, in person to assist Insulet in any matter relating to the services performed by you during your employment with Insulet including, but not limited to, transitioning your duties to others at Insulet, and ensuring that all documentation is recorded fully and completely. Also, during the Severance Period and thereafter, you further agree that you will cooperate fully with Insulet in the defense or prosecution of any government investigation and any government or third-party claim or action now in existence or which may be brought or threatened in the future against or on behalf of Insulet, including any claim or action against its directors, officers and employees. Your cooperation in connection with any such claim or action shall include your being available, within reason given the constraints of personal commitments, future employment or job search activities, to meet with Insulet and its legal counsel to prepare for any proceeding, to provide truthful affidavits, to assist with any audit, inspection, proceeding or other inquiry, and to act as a witness in connection with any litigation or other legal proceeding affecting Insulet. You further agree that should an individual representing a party adverse to the business interests of Insulet (including, without limitation, anyone threatening any form of legal action against Insulet) contact you (directly or indirectly), you will promptly (within 48 business hours) inform (in writing) the General Counsel of Insulet of that fact, unless prohibited from doing so under court order. Insulet agrees to reimburse your for reasonable and documented expenses incurred in connection with providing cooperation under this Section.

8.     Release of Claims. You hereby acknowledge and agree that by signing this Agreement, you are waiving your right to assert any Claim (as defined below) against the Company arising from acts or omissions that occurred on or before the Effective Date of this Agreement, or the date that you sign Exhibit A, whichever is later. Please note the definition of the Company contained in footnote 1 of this Agreement.

Your waiver and release is intended to bar any form of legal claim, lawsuit, charge, complaint or any other form of action (jointly referred to as “Claims”) against the Company seeking money or any other form of relief, including but not limited to equitable relief (whether declaratory, injunctive or otherwise), damages or any other form of monetary recovery (including but not limited to back pay, front pay, compensatory damages, emotional distress damages, punitive damages, attorneys’ fees and any other costs), each as they may have been amended through the Separation Date or Effective Date, whichever is later. You understand that there could be unknown or unanticipated Claims resulting from your employment with the Company and the termination of your employment, and you agree that such Claims are included in this waiver and release. You specifically waive and release the Company from any Claims arising from or related to your employment relationship with the Company or the termination of your employment, including without limitation Claims under any statute, ordinance, regulation, executive order, common law, constitution and/or other source of law of any state, country and/or locality (collectively and individually referred to as “Law”), including but not limited to the United States, the Commonwealth of Massachusetts, and any other state or locality where you worked for the Company.

Without limiting the foregoing general waiver and release, except for Claims resulting from the failure of the Company to perform its obligations under this Agreement, you specifically waive and release the Company from any Claims arising from or related to your employment relationship with the Company or the termination thereof, including without limitation:

(i) Claims under any Law concerning discrimination, harassment or fair employment practices, including but not limited to Massachusetts General Laws Chapter 151B, Title VII of the Civil Rights Act of 1964 (42 U.S.C. § 2000e et seq.), 42 U.S.C. § 1981, the Age Discrimination in Employment Act (29 U.S.C. § 621 et seq.) and the Americans with Disabilities Act (42 U.S.C. § 12101 et seq.), each as they may have been amended through the Separation Date or Effective Date, whichever is later;

(ii) Claims under any Law relating to wages, hours, whistleblowing, leaves of absences or any other terms and conditions of employment, including but not limited to the Family and Medical Leave Act of 1993 (29 U.S.C. § 2601 et seq.), the Massachusetts Payment of Wages Law (Massachusetts General Laws Chapter 149, §§ 148, 150), Massachusetts General Laws Chapter 149 in its entirety, and Massachusetts General Laws Chapter 151 in its entirety (including but not limited to the minimum wage and overtime provisions), each as they may have been amended through the Separation Date or Effective Date, whichever is later. You specifically acknowledge that you are waiving any Claims for unpaid wages under these and other Laws;

(iii) Claims under any local, state or federal common law theory;

(iv) Claims arising under the Company’s policies or benefit plans; and

(v) Claims arising under any other Law or constitution.

This Section 8 shall not release the Company from any obligation expressly set forth in this Agreement, or preclude you from pursuing any claims to enforce this Agreement. In addition, nothing in this Agreement operates as a waiver of or otherwise impacts your (x) vested benefits under the Company’s 401(k) plan, (y) vested equity under the Company’s stock plan(s), and (z) any rights to indemnification, whether pursuant to insurance policy including directors and officers insurance, contract, the Company’s articles of incorporation, by-laws, and/or charter, or applicable law. You acknowledge and agree that, but for providing this waiver and release, you would not be receiving the Termination Benefits provided for in this Agreement.

9.    OWBPA. Because you are at least forty (40) years of age, you have specific rights under the federal Age Discrimination in Employment Act (“ADEA”) and Older Workers Benefits Protection Act (“OWBPA”), which prohibit discrimination on the basis of age. The release in Section 8 is intended to release any Claim you may have against the Company alleging discrimination on the basis of age under the ADEA, OWBPA and other Laws. Notwithstanding anything to the contrary in this Agreement, the release in Section 8 does not cover rights or Claims under the ADEA that arise from acts or omissions that occur after the date you sign this Agreement.

It is the Company’s desire and intent to make certain that you fully understand the provisions and effects of this Agreement. To that end, the Company hereby advises you in writing to consult with legal counsel prior to signing this Agreement for the purpose of reviewing the terms of this Agreement. Also, because you are at least age 40, and consistent with the provisions of the OWBPA, the Company has provided you with twenty-one (21) days to consider and accept the terms of this Agreement by signing below and returning it to Insulet, c/o Jennifer Estepe at Insulet, 600 Technology Park Drive, Suite 200, Billerica, MA 01821. In addition, you may rescind your assent to this Agreement if, within seven (7) days after you sign this Agreement, you deliver a notice of rescission to Jennifer Estepe at the Company. To be effective, such rescission must be hand delivered or postmarked within the seven (7) day period and sent by certified mail, return receipt requested, to Jennifer Estepe at the Company at the above referenced address.

Further, consistent with federal laws prohibiting discrimination (the “Federal Discrimination Laws”), nothing in this Agreement shall be deemed to prohibit you from challenging the validity of the release set forth in Section 8 under the Federal Discrimination Laws or from filing a charge or complaint of employment related discrimination with the Equal Employment Opportunity Commission (“EEOC”), or from participating in any investigation or proceeding conducted by the EEOC. However, this Agreement does prohibit you from seeking or receiving monetary damages or other individual-specific relief in connection with any such charge or complaint of employment-related discrimination. Further, nothing in this Agreement shall be deemed to limit the Company’s right to seek immediate dismissal of such charge or complaint on the basis that your signing of this Agreement constitutes a full release of any individual rights under the Federal Discrimination Laws, or the Company’s right to seek restitution or other legal remedies to the extent permitted by law of the economic benefits provided to you under this Agreement in the event that you successfully challenge the validity of this release and prevail in any claim under the Federal Discrimination Laws.

10.    Insulet Instruction. The Company agrees to instruct its senior management team to not make any statements that are professionally or personally disparaging about, or adverse to, your interests, including, but not limited to, any statements that disparage you, and shall further instruct its senior management team to not engage in any conduct that could reasonably be expected to harm professionally or personally your reputation. You understand and agree that the Company’s sole obligation hereunder is to provide such instructions, and it is not responsible nor shall it be liable in the event an employee of the Company violates such instruction. In addition, prior to publication, Company will show you any press release, or external or internal announcement, and permit you to make comments to the same; however, the contents of any announcement shall be in the sole discretion of Insulet.

11.    Miscellaneous Provisions.

(i) Except as otherwise expressly provided in this Agreement (and specifically, your obligations under Exhibit C), and the Equity Plan, this Agreement supersedes any and all other prior oral and/or written agreements, and sets forth the entire agreement between you and the Company. No variations or modifications hereof shall be deemed valid unless reduced to writing and signed by the parties hereto.

(ii) This Agreement shall be deemed to have been made in the Commonwealth of Massachusetts, shall take effect as an instrument under seal, and shall be governed by the law of the Commonwealth of Massachusetts, without giving effect to conflict of law principles.

(iii) You agree that any action, demand, claim or counterclaim relating to the terms and provisions of this Agreement, or to its breach, shall be commenced in Massachusetts in a court of competent jurisdiction, and you further acknowledge that venue for such actions shall lie exclusively in Massachusetts and that material witnesses and documents would be located in Massachusetts. You also agree that a court in Massachusetts will have personal jurisdiction over you, and you waive any right to raise a defense of lack of personal jurisdiction by such a court.

(iv) Both parties agree that any action, demand, claim or counterclaim arising out of this Agreement shall be resolved by a judge alone, and both parties hereby waive and forever renounce the right to a trial before a civil jury.

(v) If your release of Claims pursuant to Section 8 is found to be unenforceable in whole or part (except for your release of federal age discrimination Claims, which shall not be subject to this sentence), the Company will have the option, in its sole discretion, to enforce the portions of the Agreement found not to be unenforceable. In the event that any other provision of this Agreement is determined to be unenforceable in whole or part (including your release of federal age discrimination Claims), the remainder of the Agreement shall be enforced in full.

(vi) The parties intend that all payments and benefits provided for in this Agreement will be administered in accordance with Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”). To the extent that any provision of this Agreement is ambiguous as to its compliance with Section 409A, the provision shall be read in such a manner so that all payments hereunder either comply with Section 409A or are exempt from Section 409A. All expenses eligible for reimbursement hereunder shall be paid as soon as administratively practicable, but in no event shall any reimbursement be paid after the last day of the taxable year following the taxable year in which the expense was incurred.

(vii) This Agreement shall inure to the benefit of and be binding upon the Company and you, and its and your respective successors, executors, administrators, heirs and permitted assigns. In the event of your death after the Separation Date but prior to the provision by the Company of all of the Termination Benefits described in Section 2 of this Agreement, the Company shall continue to provide such Severance Pay to your beneficiary designated in writing to the Company prior to your death (or to your estate, if you fail to make such designation).

By executing this Agreement, you are acknowledging that you have been afforded sufficient time to understand the terms and effects of this Agreement and to consult with legal counsel, that you in fact have consulted with legal counsel, that your agreements and obligations hereunder are made voluntarily, knowingly and without duress, and that neither the Company nor its agents or representatives have made any representations inconsistent with the provisions of this Agreement. If you wish to accept this Agreement, please sign, date and return the enclosed copy of this Agreement within twenty-one (21) days to Jennifer Estepe at Insulet, 600 Technology Park Drive Suite 200, Billerica, MA 01821.

Yours very truly,

Insulet Corporation

		By:	/s/ Brad Thomas
Brad Thomas
EVP, HR & Organization Development

		Dated:	June 24, 2015

/s/ William Patrick Ryan
William Patrick Ryan

Dated:	June 25, 2015

EXHIBIT A

I hereby reaffirm in its entirety the provisions of the Separation Agreement with Insulet Corporation dated June 24, 2015 signed by me including, without limitation, the Release of Claims contained in Section 8 of the Separation Agreement.

William Patrick Ryan

Dated: July 10, 2015

EXHIBIT B

INSULET CORPORATION AMENDED AND RESTATED EXECUTIVE SEVERANCE PLAN

EXHIBIT C

INVENTIONS, NON-DISCLOSURE, NON-SOLICITATION, NON-SERVICING AND NON-COMPETITION AGREEMENT